Exhibit (a)(1)(A)

COMBINATORX, INCORPORATED

OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK OPTIONS FOR

NEW STOCK OPTIONS

This offer and withdrawal rights will expire at 5:00 p.m., Eastern Time, on November 10, 2009, unless extended.

By this Offer to Exchange Certain Outstanding Stock Options for New Stock Options, CombinatoRx, Incorporated is giving each eligible participant the opportunity to voluntarily exchange eligible options for new options that will represent the right to purchase fewer shares of our common stock at a lower exercise price than the eligible option, as described herein or as may be amended.

Please note that the Summary Term Sheet that appears on pages 1 through 9 of this document is intended only to give you an overview of the exchange program. You should read this document in its entirety, including the appendices and the documents incorporated by reference herein, before deciding whether to participate in the exchange program. Throughout the Summary Term Sheet, we have included cross-references to the relevant sections of the document where you can find a more complete description of the topics being discussed.

See “Risk Factors” beginning on page 10 for a discussion of risks and uncertainties that you should consider before exchanging your eligible options.

References in this document to “CombinatoRx,” the “Company,” “we,” “us” or “our” mean CombinatoRx, Incorporated. References to the “offer to exchange” mean this document and its appendix. References to the “offer” or “exchange program” mean the stock option exchange program described in the offer to exchange. References to “tendering” options mean electing to exchange eligible options in the exchange program in accordance with the procedures described in this offer to exchange. References to the “2000 Plan” mean our 2000 Stock Option Plan and references to the “2004 Plan” mean our Amended and Restated 2004 Incentive Plan.

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Expiration Date. The period during which you may elect to participate in the exchange program (the “election period”) expires on November 10, 2009 (the “expiration date”) at 5:00 p.m., Eastern time, unless the election period is extended. If we extend the election period, the term “expiration date” will refer to the latest date and time at which the election period expires.

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Eligible Participants. You are an “eligible participant” if (1) you hold eligible options, (2) you are employed by us on the date the offer commences; (3) you remain an employee through the expiration date (currently November 10, 2009) and the date on which the tendered options are cancelled and the new options are granted (referred to as the “grant date”) and (4) you are domiciled in the United States on each of the foregoing dates. Members of our board of directors, consultants and former employees are not eligible to participate in the exchange program.

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Eligible Options. Options eligible for exchange in the exchange program are outstanding options granted under our 2000 Plan and 2004 Plan that have exercise prices per share greater than or equal to $1.31. However, any options that have exercise prices less than the closing price of our common stock as reported on the NASDAQ Global Market (“NASDAQ”) on the expiration date will not be eligible options.

For purposes of the exchange program, the term “option” means a particular option grant to purchase a specified number of shares of our common stock at a specified exercise price per share. You may tender for exchange any one or more of your eligible options or none at all. However, if you choose to tender an eligible option, you must tender the entire outstanding, unexercised portion of that option. We will not accept partial tenders of options.

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Exchange Ratio. The exchange program is generally not a one-for-one exchange and your new option will generally represent the right to purchase fewer shares of our common stock than the exchanged eligible option. The number of shares of our common stock underlying the new options will be rounded to the nearest whole number on a grant-by-grant basis (with fractional shares greater than or equal to 0.5 rounded up to the nearest whole share and fractional shares less than 0.5 rounded down to the nearest whole share). The number of shares of common stock underlying your new option will be determined using the following exchange ratios which have been designed to result in the fair value, for accounting purposes, of the new options being approximately equal to the fair value of the exchanged eligible options (based on valuation assumptions made prior to the commencement of the offer):

If the Exercise Price of an Eligible Option is:	The Exchange Ratio is (Eligible Options to New Options):
$1.31 to $2.99	1.00-to-1
$3.00 to $5.49	1.30-to-1
$5.50 to $7.99	1.60-to-1
$8.00 to $10.68	2.10-to-1

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Exercise Price. The exercise price per share for your new option will be equal to the closing price of our common stock as reported by NASDAQ on the grant date. We expect the grant date of the new options to be the expiration date of the election period.

•	Vesting of New Options. In general, subject to the eligible participant’s continuing employment, each new option will become vested and exercisable as follows:

o	To the extent that an exchanged eligible option was vested, a like percentage of the new option will become exercisable on the first anniversary of the completion of the option exchange.

o	To the extent that an exchanged eligible option was not vested, a like percentage of the new option will become exercisable one year later than the dates as of which the exchanged eligible option would have otherwise become exercisable.

o	For example, if you have owned an eligible option for twenty (20) months that vested 25% twelve (12) months after the grant date and quarterly in 6.25% increments thereafter, your eligible option would be 37.5% vested at the time of the exchange. Based upon the above described vesting schedule, 37.5% of your new option would vest on the one year anniversary of the completion of the option exchange. The remaining 62.5% of your new option would continue to vest quarterly in 6.25% increments but each vesting date would be one year later than the vesting schedule detailed in the eligible option award agreement. As a result of this effective one year delay in vesting, if your employment ends before your new option vests, you may lose value to which you would have been entitled if you had not participated in the option exchange and if your employment ends before the first anniversary of the completion of the option exchange, you will lose all potential realizable value on any vested eligible options you exchanged.

•	Tax Status of New Options. All new options will be non-qualified stock options for federal income tax purposes, regardless of the tax status of the exchanged eligible options.

The commencement date of the offer is October 13, 2009. We are making the offer upon the terms and subject to the conditions described in this offer to exchange. Participation in the exchange program is voluntary, and, as a result, you are not required to accept the offer. Eligible participants may exchange all or a portion of their eligible options on a grant-by-grant basis in exchange for new options. Eligible options properly tendered in the offer and accepted by us for exchange will be cancelled and the new options granted promptly following the expiration of the election period.

Shares of our common stock are quoted on NASDAQ under the symbol “CRXX.” On September 30, 2009, the closing price of our common stock as reported by NASDAQ was $1.40 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the exchange program.

You should direct questions about the exchange program or requests for assistance (including requests for additional copies of the offer to exchange, the election, other documents relating to the exchange program or the Registration Statement on Form S-4 (File No. 333-161146) related to the merger between CombinatoRx and Neuromed Pharmaceuticals Inc. (“Neuromed”) filed by CombinatoRx with the U.S. Securities and Exchange Commission (“SEC”), as amended (the “Form S-4”)) to Jason Cole, at 245 First Street, Third Floor, Cambridge, Massachusetts 02142, by calling (617) 301-7000 or by sending an e-mail to jcole@combinatorx.com.

IMPORTANT

Participation in the exchange program is voluntary, and there are no penalties for electing not to participate. If you wish to participate, you must complete, sign and deliver an election to participate (an “election”) in the form attached to this offer to exchange as Appendix A in accordance with the instructions on page A-1, and ensure that your election is received by us no later than 5:00 p.m., Eastern Time, on the expiration date. If we do not receive your completed and signed election by 5:00 p.m., Eastern Time, on the expiration date, you will be deemed to have elected not to participate in the exchange program, in which event you will not receive new options and your eligible options will remain outstanding and in effect in accordance with their existing terms.

If you miss this deadline or submit an election that is not properly completed and signed as of the deadline, you will not be permitted to participate in the exchange program. We will accept delivery of the completed and signed election via hand, facsimile, regular or overnight mail or e-mail (by PDF or similar imaged document file) to Jason Cole in the manner described on page A-1. The method of delivery is at your own option and risk. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your election before 5:00 p.m., Eastern Time, on November 10, 2009.

If you do participate, you do not need to return your existing stock option agreements with respect to your tendered options, as they will be automatically cancelled upon the granting of your replacement award.

Although our board of directors has approved the exchange program, consummation of the exchange program is subject to the satisfaction or waiver of the conditions described in Section 6 (“Conditions to the Exchange Program”) of this offer to exchange, including without limitation, the condition that our stockholders approve the exchange program and amendments to our 2000 Plan and 2004 Plan. Consummation of the exchange program is also conditioned upon the closing of the proposed merger between us and Neuromed Pharmaceuticals Inc., or the Neuromed merger. Neither we nor our board of directors makes any recommendation as to whether you should exchange, or refrain from exchanging, any or all of your eligible options in the exchange program. You must make your own decision whether to exchange any or all of your eligible options. You should consult with your personal outside advisors if you have questions about your financial or tax situation as it relates to the exchange program.

For more information about the Neuromed merger, please refer to the Form S-4 and our Current Report on Form 8-K, filed with the SEC on July 1, 2009, which we will provide to you, free of charge, upon your written or oral request made to Jason Cole, at 245 First Street, Third Floor, Cambridge, Massachusetts 02142, by calling (617) 301-7000 or by sending an e-mail to jcole@combinatorx.com. We recommend that you review these and other materials that we have filed with the SEC before making a decision on whether or not to tender your eligible options. See Section 16 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

In connection with the merger between CombinatoRx and Neuromed discussed in this Offer to Exchange, CombinatoRx has filed the Form S-4, which includes a joint proxy statement/prospectus of CombinatoRx and Neuromed and other relevant materials in connection with the proposed transactions, including the merger between CombinatoRx and Neuromed. Investors and security holders of CombinatoRx are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available because they will contain important information about CombinatoRx, Neuromed and the proposed transaction. The joint proxy statement/prospectus and other relevant materials (when they become available), and any and all documents filed with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by CombinatoRx by directing a written request to CombinatoRx, Incorporated, 245 First Street, Third Floor, Cambridge, MA 02142, Attention: Secretary. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTIONS.

CombinatoRx and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the security holders of CombinatoRx in connection with the merger. Information about the executive officers and directors of CombinatoRx and their ownership of CombinatoRx common stock is set forth in Amendment No. 1 to the CombinatoRx Annual Report on Form 10-K/A, which was filed with the SEC on April 30, 2009, and the joint proxy statement/prospectus. Investors and security holders may obtain additional information regarding the direct and indirect interests of CombinatoRx, Neuromed and their respective executive officers and directors in the merger by reading the joint proxy statement/prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in the offer to exchange. Any representation to the contrary is a criminal offense.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER TO EXCHANGE. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE PROGRAM OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

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SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about the exchange program. We encourage you to carefully read the remainder of this Offer to Exchange Certain Outstanding Stock Options for New Stock Options document. Where appropriate, we have included references to the relevant sections of the offer to exchange where you can find a more complete description of the topics in this summary.

Q1.	What questions are answered in this Summary Term Sheet?

No.	Question	Page
Q28	How long do I have to decide whether to participate in the exchange program?	8

Q29	How do I tender my eligible options for exchange?	8

Q30	If I elect to participate in the exchange program by submitting an election, may I change my mind?	8

Q31	How will I know whether you have received my election?	9

Q32	What will happen if I do not submit my election by the deadline?	9

Q33	What if I have any questions regarding the exchange program, or if I need additional copies of the offer to exchange or any documents attached hereto or referred to herein?	9

Q2.	Why is CombinatoRx making the exchange program available at this time?

We believe that an effective and competitive employee incentive program is imperative for the future growth and success of our business. We rely on our employees to implement our strategic initiatives and expand and develop our business. Competition for many of these employees, particularly in the biopharmaceutical industry, is intense and many companies use stock options as a means of attracting, motivating and retaining their best employees. At CombinatoRx, stock options constitute a key part of our incentive and retention programs because our board of directors believes that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares.

Our stock price has experienced a significant decline during the past year. As a result, many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock. These “out-of-the-money” options are no longer effective as performance and retention incentives. We believe that to enhance long-term stockholder value we need to maintain competitive employee incentive and retention programs. Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees view their existing options as having little or no value due to the difference between the exercise prices and the current market price of our common stock. As a result, for many employees, these stock options are ineffective at providing the incentive and retention value that our board of directors believes is necessary to motivate our employees to increase long-term stockholder value. We believe the exchange program will provide us with an opportunity to restore for eligible participants an incentive to remain with us and contribute to the future growth and success of our business.

In addition to providing key incentives to our employees, the exchange program is also designed to benefit our stockholders by reducing our existing stock option overhang by eliminating some of the ineffective stock options that are currently outstanding.

See Section 2 (“Purpose of the Exchange Program”) for more information.

Q3.	Who is eligible to participate in the exchange program?

An “eligible participant” is a person who (1) holds eligible options, (2) is employed by us on the date the offer commences; (3) remains an employee through the expiration date (currently November 10, 2009) and the date on which the tendered options are cancelled and the new options are granted and (4) is domiciled in the United States on each of the foregoing dates. However, we may exclude certain employees if, for any reason, we believe that their participation would be inadvisable or impractical. Members of our board of directors, consultants and former employees are not eligible to participate in the exchange program.

See Section 1 (“Eligible Options; Eligible Participants; Expiration Date”) for more information.

Q4.	Which stock options may I exchange?

Only “eligible options” may be exchanged in the offer. Eligible options are outstanding options granted under our 2000 Plan and the 2004 Plan that have exercise prices per share greater than or equal to $1.31. However, any options that have exercise prices less than the closing price of our common stock as reported on NASDAQ on the expiration date will not be eligible options.

You can confirm the number of stock option grants that you have, their grant dates, remaining term, exercise prices, vesting schedule and other information by logging in and reviewing your E*Trade account at www.etrade.com. If you encounter problems while gaining access to the website, please contact E*Trade at (800) 838-0908 for assistance. We are including in the materials sent to you a Personnel Grant Status form which highlights stock options held by you with an exercise price greater than or equal to $1.31 per share on a grant-by-grant basis.

Q5.	What securities are we offering eligible participants the opportunity to exchange in the exchange program?

Under the exchange program, eligible participants will be able to exchange outstanding eligible options to purchase shares of our common stock for new options to purchase shares of our common stock. Eligible options are stock option grants made under our 2000 Plan and our 2004 Plan with an exercise price per share greater than or equal to $1.31. However, any options that have exercise prices less than the closing price of our common stock as reported on NASDAQ on the expiration date will not be eligible options. Therefore, pursuant to the terms of the offer, we may not accept certain stock options that you have tendered.

See Section 1 (“Eligible Options; Eligible Participants; Expiration Date”) and Question 8 (“What will be the exercise price per share of the new options?”) for more information.

Q6.	Are there any differences between the new options and the eligible options?

Each “new option” will be granted under our 2004 Plan and will have substantially the same terms and conditions as the exchanged eligible option, except as follows:

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The exchange program is generally not a one-for-one exchange and your new option will generally represent the right to purchase fewer shares of our common stock than the exchanged eligible option. The number of shares of our common stock underlying the new options will be rounded to the nearest whole number on a grant-by-grant basis (with fractional shares greater than or equal to 0.5 rounded up to the nearest whole share and fractional shares less than 0.5 rounded down to the nearest whole share). The number of shares of common stock underlying your new option will be determined using the following exchange ratios which have been designed to result in the fair value, for accounting purposes, of the new options being approximately equal to the fair value of the exchanged eligible options (based on valuation assumptions made prior to the commencement of the offer):

If the Exercise Price of an Eligible Option is:	The Exchange Ratio is (Eligible Options to New Options:
$1.31 to $2.99	1.00-to-1
$3.00 to $5.49	1.30-to-1
$5.50 to $7.99	1.60-to-1
$8.00 to $10.68	2.10-to-1

•	All new options will be non-qualified stock options for federal income tax purposes, regardless of the tax status of the exchanged eligible options.

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In November 2008, the board approved an amendment to your current stock options that would allow you to exercise the vested portion of your existing option grants for two years after your termination date to the extent they are vested and in accordance with their terms. To the extent new options are vested in accordance with their terms, this exercise period is retained for new options issued as part of the exchange program.

See Question 8 (“What will be the exercise price per share of the new options?”), Question 10 (“When will the new options vest?”) and Section 8 (“Source and Amount of Consideration; Terms of New Options”) for more information.

Q7.	What are the conditions to the exchange program?

The exchange program is subject to a number of conditions with regard to events that could occur prior to the expiration date and which are more fully described in Section 6 (“Conditions to the Exchange Program”), including the condition that our stockholders approve the exchange program and amendments to our 2000 Plan and 2004 Plan. Consummation of the exchange program is also conditioned upon the closing of the proposed merger between us and Neuromed Pharmaceuticals Inc. (the “Neuromed merger”). If the above proposals are not approved at our annual meeting of stockholders scheduled for November 9, 2009, or if the Neuromed merger is not completed, we will not be able to go forward with the exchange program or accept any of the eligible options for exchange. The exchange program is not conditioned upon a minimum number of eligible options being exchanged or a minimum number of eligible participants participating. If any of the events described in Section 6 (“Conditions to the Exchange Program”) occurs, we may terminate, extend or amend the exchange program at any time prior to the expiration date. We can make no assurance that the proposed merger will be consummated.

Q8.	What will be the exercise price per share of the new options?

New options will have an exercise price per share equal to the closing price of our common stock as reported by NASDAQ on the grant date. We expect the grant date of the new options to also be the expiration date.

We cannot predict the exercise price per share of the new options. We recommend that you obtain current market quotations for our common stock before deciding whether to exchange your eligible options.

See Section 7 (“Price Range of Our Common Stock”) for information concerning our historical common stock prices.

Q9.	If I participate in the exchange program and my eligible options are accepted for exchange, when will I receive my new options?

We expect to cancel all properly exchanged eligible options on the expiration date. We also expect that the grant date of the new options will be on the expiration date. For example, the scheduled expiration date of the exchange program is November 10, 2009, we expect to accept and cancel all properly tendered eligible options on November 10, 2009, and we expect that the new option grant date will also be on November 10, 2009. If the election period is extended, then the cancellation date and the new option grant date would be similarly extended. We will issue new stock option agreements promptly following the new option grant date.

Q10.	When will the new options vest?

In general, subject to your continuing employment with CombinatoRx, each new option will become vested and exercisable as follows: if and to the extent the corresponding exchanged eligible option was exercisable as of the grant date, a like portion of the new option will become exercisable on the first anniversary of the grant date; and if and to the extent the corresponding exchanged eligible option was not exercisable as of the grant date, a like portion of the new option will become exercisable one year from the date(s) as of which the exchanged eligible option would have become exercisable in accordance with its terms. As a result of this effective one year delay in vesting, if your employment ends before your new option vests, you may lose value to which you would have been entitled if you had not participated in the option exchange and if your employment ends before the first anniversary of the completion of the option exchange, you will lose all potential realizable value on any vested eligible options you exchanged.

Below is an example that assumes that the expiration date is November 10, 2009 and new options are granted on November 10, 2009.

Original Vesting Date of the Exchanged Eligible Options	Vesting Date of the New Options Issued under the Exchange Program

Shares already vested as of the expiration date	The new shares issued in the exchange program would become vested on November 10, 2010

December 31, 2009	December 31, 2010
March 31, 2010	March 31, 2011
June 30, 2010	June 30, 2011
September 30, 2010	September 30, 2011

You should also keep in mind that, as discussed below, if you exchange an eligible option for a new option and you cease providing services to us before the shares subject to the new option become vested, you will forfeit any unvested portion of your new option.

See Section 8 (“Source and Amount of Consideration; Terms of New Options”) for more information.

Q11.	What happens to my new options if I cease to provide services to CombinatoRx?

The new options will be treated in the same manner as the eligible options would have been treated when an employee ceases to provide continuous service to us. Generally, if an eligible participant ceases to provide services to us, any new option held by such employee will cease vesting as of the employee’s date of termination and any unvested portion of the new option will be cancelled. Any vested, unexercised portion of the new option will generally be exercisable for two years after termination.

Q12.	What if my employment with CombinatoRx ends before the expiration date?

If you have eligible options under the exchange program that you would like to exchange and you cease to be employed by us for any reason before the expiration date, you will no longer be eligible to participate in the exchange program, and we will not accept your eligible options for cancellation. In that case, generally you may exercise your existing option grants for two years after your termination date to the extent they are vested and in accordance with their terms.

Nothing in this offer to exchange should be construed to confer upon you the right to remain an employee of CombinatoRx. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the new options or thereafter.

Q13.	How many shares will I be able to acquire upon the exercise of my new option?

The exchange program is generally not a one-for-one exchange and your new option will generally represent the right to purchase fewer shares of our common stock than the exchanged eligible option. The number of shares of our common stock underlying the new options will be rounded to the nearest whole number on a grant-by-grant basis (with fractional shares greater than or equal to 0.5 rounded up to the nearest whole share and fractional shares less than 0.5 rounded down to the nearest whole share). The table below lists the exchange ratios:

If the Exercise Price of an Eligible Option is:	The Exchange Ratio is Eligible Options to New Options:
$1.31 to $2.99	1.00-to-1
$3.00 to $5.49	1.30-to-1
$5.50 to $7.99	1.60-to-1
$8.00 to $10.68	2.10-to-1

For example, if an eligible participant exchanges an eligible option to purchase 1,000 shares of our common stock with an exercise price of $3.00 per share, that eligible participant would receive a new option to purchase 769 shares of our common stock (that is, 1,000 divided by 1.30).

Q14.	When will my new options expire?

Each new option will have the same expiration date as the exchanged eligible option.

Q15.	Must I participate in the exchange program?

No. Participation in the exchange program is completely voluntary. If you choose not to participate, you will keep all your options, including your eligible options, and will not receive any new options under the exchange program. No changes will be made to the terms of your current options.

Q16.	How should I decide whether or not to exchange my eligible options for new options?

We are providing as much information as possible to assist you in making your own informed decision. You may seek your own outside legal counsel, accountant and/or financial advisor for further advice. No one from CombinatoRx is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.

Please also review the “Risk Factors” that appear after this Summary Term Sheet.

Q17.	Why can’t you just grant eligible participants more options?

We designed the exchange program to avoid the potential dilution in ownership to our stockholders that would result if we granted employees additional options to supplement their out-of-the-money options. Granting more options would increase our overhang of outstanding stock options, which would not be viewed favorably by our stockholders. In addition, issuing new options without cancelling any previously granted options would increase our stock compensation expenses, as we would need to expense both the new options and the previously granted options, which could negatively impact our stock price.

Q18.	How do I find out how many eligible options I have and what their exercise prices are?

You can confirm the number of stock option grants that you have, their grant dates, remaining term, exercise prices, vesting schedule and other information by logging in and reviewing your E*Trade account at www.etrade.com. We are including in the materials sent to you a Personnel Grant Status form which highlights stock options held by you with an exercise price greater than or equal to $1.31 per share on a grant-by-grant basis. However, any options that have exercise prices less than the closing price of our common stock as reported on NASDAQ on the expiration date will not be eligible options. Therefore, pursuant to the terms of the offer, we may not accept certain stock options that you have tendered.

Q19.	Can I exchange option grants that I have already fully exercised?

No. The exchange program applies only to outstanding eligible options. An option grant that has been fully exercised is no longer outstanding.

Q20.	Can I exchange the remaining portion of an eligible option that I have already partially exercised?

Yes. If you previously exercised an eligible option in part, the remaining unexercised portion of the eligible option can be exchanged in the exchange program.

Q21.	Can I exchange a portion of an eligible option?

No partial exchanges will be permitted. For purposes of the exchange program, the term “option” means a particular option grant to purchase a specified number of shares of our common stock at a specified exercise price per share. If you elect to exchange an eligible option, you must exchange the entire outstanding, unexercised portion of that eligible option grant. You will be able to elect to exchange as few or as many of your eligible options as you wish on a grant-by-grant basis.

If you attempt to exchange a portion but not all of an outstanding eligible option grant, we will reject your exchange of that particular grant and no options represented by that grant will be exchanged. Such rejection will not affect any other eligible option grants that are properly exchanged.

Q22.	Can I exchange fewer than all my eligible options?

Yes. If you hold more than one eligible option grant, you need not surrender every eligible option grant that you hold but may make a participation decision on a grant-by-grant basis.

Q23.	What if I am on an authorized leave of absence during the election period or on the grant date of the new options?

Any eligible participants who are on an authorized leave of absence will be able to participate in the exchange program. If you exchange your eligible options and you are on an authorized leave of absence on the grant date of the new option, you will be entitled to receive new options on the grant date as long as all eligibility requirements of the exchange program are still met.

Q24.	Will I owe taxes if I exchange my eligible options in the exchange program?

We believe the exchange of eligible options should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes upon grant of the new options. However, the Internal Revenue Service is not precluded from adopting a contrary position, and the laws and regulations themselves are subject to change.

See Section 13 (“Material United States Tax Consequences”) for more information.

We advise all eligible participants who may consider exchanging their eligible options to meet with their own tax advisors with respect to the federal, state and local tax consequences of participating in the exchange program.

Q25.	What happens if, after the grant date of the new options, my new options end up being out-of-the-money again?

We can provide no assurance as to the possible price of our common stock at any time in the future. We do not anticipate offering optionholders another opportunity to exchange out-of-the-money options for replacement options. If we were to implement another stock option exchange program in the future, we would once again need to seek stockholder approval.

Q26.	What happens to eligible options that I choose not to exchange or that are not accepted for exchange in the exchange program?

The offer will have no effect on eligible options that you choose not to exchange or on eligible options that are not accepted for exchange in the exchange program.

Q27.	If I exchange eligible options in the exchange program, am I giving up my rights to them?

Yes. When you tender your eligible options and we accept them for exchange, those eligible options will be cancelled and you will no longer have any rights to them.

Q28.	How long do I have to decide whether to participate in the exchange program?

The election period expires at 5:00 p.m., Eastern Time, on November 10, 2009. No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the election period at any time. If we extend the election period, we will publicly announce the extension and the new expiration date no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date.

See Section 14 (“Extension of Election Period; Termination; Amendment”) for more information.

Q29.	How do I tender my eligible options?

If you are an eligible participant, you may tender your eligible options for exchange at any time before the election period expires at 5:00 p.m., Eastern Time, on November 10, 2009. If we extend the election period beyond that time, you may tender your eligible options at any time until the extended date.

You will be required to timely submit your election to participate (an “election”) by completing, signing and delivering an election in the form attached to this document as Appendix A in accordance with the instructions on page A-1. Your election to participate in the exchange program will be effective only after you have properly submitted an election before the expiration of the election period.

Your eligible options will not be considered tendered until we receive the properly completed and signed election. We must receive your properly completed and signed election before 5:00 p.m., Eastern Time, on November 10, 2009. If you miss this deadline or submit an election that is not properly completed and signed as of the deadline, you will not be permitted to participate in the exchange program. We will accept delivery of the completed and signed election via hand, facsimile, regular or overnight mail or e-mail (by PDF or similar imaged document file) to Jason Cole in the manner described on page A-1. The method of delivery is at your own option and risk. You are responsible for making sure that the election is properly delivered to us as described above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your election before 5:00 p.m., Eastern Time, on November 10, 2009.

We reserve the right to reject any or all tendered eligible options that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend the exchange program, we expect to accept all properly tendered eligible options on November 10, 2009.

You do not need to return your stock option agreements relating to any exchanged eligible options, as they will be automatically cancelled if we accept your eligible options for exchange.

See Section 3 (“Procedures for Tendering Eligible Options”) for more information.

Q30.	If I elect to participate in the exchange program by submitting an election, may I change my mind?

Yes. If you decide to participate in the exchange program and then decide to withdraw or change some or all of the eligible options you tendered, you may do so at any time before the expiration date. If you submitted an election and you want to change that election, whether you decide to exchange additional eligible options, withdraw eligible options you previously elected to exchange, or substitute certain eligible options for others, you must submit a new election listing all of the eligible options you now wish to exchange in accordance with the instructions on page A-1. Your new election must be received by us before the expiration of the election period, and the latest election received by us in accordance with the above-referenced delivery instructions will supersede and replace all prior elections.

If you miss this deadline but remain an eligible participant, any previously tendered eligible options will be cancelled and exchanged pursuant to the exchange program. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election we receive before the expiration date and time.

The method of delivery is at your own option and risk. You are responsible for making sure that the new election is delivered to us. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your new election on time.

Once you have withdrawn eligible options, you may re-tender eligible options only by again following the procedures described for validly tendering eligible options in the exchange program as discussed in Question 29 above.

See Section 4 (“Withdrawal Rights”) for more information.

Q31.	How will I know whether you have received my election?

We may, but are not obligated to, send you an e-mail or other form of communication, as appropriate, to confirm receipt of your election, including any election submitted to withdraw previously submitted eligible options or to re-tender eligible options previously withdrawn, shortly after we receive it. However, it is your responsibility to ensure that we receive your election, as applicable, prior to the expiration date.

Q32.	What will happen if I do not submit my election by the deadline?

If we do not receive your election by the deadline, then all eligible options held by you will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to exchange any of your eligible options, you do not need to do anything.

Q33.	What if I have any questions regarding the exchange program, or if I need additional copies of the offer to exchange or any documents attached hereto or referred to herein?

You should direct questions about the exchange program (including requests for additional copies of the offer to exchange and other exchange program documents) to Jason Cole at:

CombinatoRx, Incorporated

245 First Street

Third Floor

Cambridge, Massachusetts 02142

Phone: (617) 301-7000

Facsimile: (617) 301-7010

E-mail: jcole@combinatorx.com

RISK FACTORS

Participation in the exchange program involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your eligible options in the manner described in this offer to exchange.

Risks Related to the Exchange Program

The methodology used to validate the exchange ratio is based on the Black-Scholes option valuation model and does not necessarily reflect the actual value of the options.

Our objective in establishing the exchange ratios was to ensure that, to the extent practicable, the new options granted in connection with the exchange program will have an aggregate value approximately equal to the aggregate value of the stock options surrendered. As such, the ratios were designed with the goal of making the grant of new options a value-for-value exchange for eligible participants, structured to avoid any incremental accounting charge to CombinatoRx, to the extent practicable at the time that the ratios were established.

We calculated the fair value of the eligible options using the Black-Scholes option valuation model. The Black-Scholes model is a common method used for estimating the fair value of a stock option, and we use this model for determining stock-based compensation in our consolidated financial statements (although the assumptions used for purposes of validating the exchange ratios were different from those used for the preparation of our consolidated financial statements that are included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009). For purposes of determining the fair value of an eligible option under the Black-Scholes model, the following assumptions were used:

•	the option’s exercise price;

•	an assumed value of $1.40 per share of our common stock, which was the closing price per share of our common stock as reported on NASDAQ on September 30, 2009;

•	an expected volatility of our common stock of 70%;

•	the remaining contractual life of the stock option;

•	risk-free interest rates ranging from 2.36% to 2.98%; and

•	no expected dividends.

We then compared that value to an assumed $1.40 per share exercise price of the new options to be issued in the exchange program, which was the closing price per share of our common stock as reported on NASDAQ on September 30, 2009.

You should be aware that option valuation is not an exact science. Although the Black-Scholes model is a standard and accepted model for determining the value of options, the utilization of different assumptions in the Black-Scholes option pricing model can produce significantly different results for the ultimate value of an option.

If the price of our common stock increases after the date on which your eligible options are cancelled, your cancelled option grants might have been worth more than the new options that you received in exchange for them.

Because you will generally receive new options exercisable for fewer shares of our common stock than the exchanged eligible options, it is possible that, at some point in the future, your exchanged eligible options would have been economically more valuable than the new options issued in the exchange program.

If you exchange eligible options for new options and you cease providing services to us before the shares represented by the new options vest, you will forfeit any unvested portion of your new option.

If you elect to participate in the exchange program, each new option issued to you will become vested and exercisable as follows: if and to the extent the corresponding exchanged eligible option was exercisable as of the grant date, a like portion of the new option will become exercisable on the first anniversary of the grant date; and if and to the extent the corresponding exchanged eligible option was not exercisable as of the grant date, a like portion of the new option will become exercisable one year from the date(s) as of which the eligible option would have become exercisable in accordance with its terms. As a result of this effective one year delay in vesting, if your employment ends before your new option vests, you may lose value to which you would have been entitled if you had not participated in the option exchange and if your employment ends before the first anniversary of the completion of the option exchange, you will lose all potential realizable value on any vested eligible options you exchanged.

You should carefully consider the relative benefit to you of the vesting your eligible option grants have already accrued, compared to the benefit of a lower-priced new option with a longer vesting period. If our stock price increases in the future to a value above the exercise price of an eligible option you surrendered in the exchange program, you could conclude that it would have been preferable to have retained the eligible option with its higher price and greater amount of accrued vesting rather than have tendered it for the lower-priced new option with extended vesting.

Nothing in the offer to exchange should be construed to confer upon you the right to remain an employee of CombinatoRx. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the new options or thereafter.

Even if you elect not to participate in the exchange program, to the extent your eligible options are incentive stock options, those options may be affected.

You should note that, if you are subject to taxation in the United States and the offer is open for 30 or more days, there is a risk that any eligible options you hold which are incentive stock options may be affected, even if you do not participate in the exchange program. We believe that you will not be subject to current U.S. federal income tax if you elect not to participate in the exchange program. We also believe that the exchange program will not change the U.S. federal income tax treatment of subsequent grants if you do not participate in the exchange program.

However, if the offer is open for 30 or more days, the Internal Revenue Service may characterize the exchange program as a “modification” of those incentive stock options, even if you decline to participate. A successful assertion by the Internal Revenue Service of this position could, in some cases, cause an option to cease to qualify as an incentive stock option. In other cases, such a successful assertion by the Internal Revenue Service could extend the option’s holding period necessary to qualify for favorable tax treatment. Accordingly, to the extent you dispose of shares you acquire by exercising an incentive stock option you do not surrender for exchange in the exchange program prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a non-qualified stock option.

You should review Section 13 (“Material United States Tax Consequences”) of this offer to exchange carefully for a more detailed discussion of the potential consequences of participating in the exchange program. We recommend that you consult with your personal tax advisor before deciding whether or not to participate in the exchange program with respect to the tax consequences relating to your specific circumstances.

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in the Form S-4, our Annual Report on Form 10-K for the year ended December 31, 2008, as amended, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, and also the other information provided in this offer to exchange and the other materials that we have filed with the SEC, before making a decision on whether or not to exchange your eligible options. You may access these filings electronically at the SEC’s internet site at http://www.sec.gov. In addition, we will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

THE EXCHANGE PROGRAM

Section 1.	Eligible Options; Eligible Participants; Expiration Date.

Upon the terms and subject to the conditions to the exchange program, we are making an offer to eligible participants to exchange some or all of their eligible options that are properly tendered in accordance with Section 3 (“Procedures for Tendering Eligible Options”) and not validly withdrawn pursuant to Section 4 (“Withdrawal Rights”) before the expiration date of the exchange program for new options with an exercise price per share equal to the closing price of our common stock as reported by NASDAQ on the grant date.

Eligible options are stock option grants made under our 2000 Plan or our 2004 Plan with exercise prices per share greater than or equal to $1.31. The foregoing exercise price per share threshold will be proportionally adjusted to reflect any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock occurring after the commencement date and before the expiration date. However, any options that have exercise prices less than the closing price of our common stock as reported on NASDAQ on the expiration date will not be eligible options.

An “eligible participant” is a person who (1) holds eligible options, (2) is employed by us on the date the offer commences; (3) remains an employee through the expiration date (currently November 10, 2009) and the date on which the tendered options are cancelled and the new options are granted and (4) is domiciled in the United States on each of the foregoing dates. However, we may exclude certain employees if, for any reason, we believe that their participation would be inadvisable or impractical. Members of our board of directors, consultants and former employees are not eligible to participate in the exchange program.

You will not be eligible to exchange eligible options or receive new options if you cease to be an eligible participant for any reason prior to the grant date, including retirement, disability or death. An employee who is on an authorized leave of absence and is otherwise an eligible participant on such date will be eligible to exchange eligible options in the exchange program. If you tender your eligible options and they are accepted and cancelled in the exchange program and you are on an authorized leave of absence on the grant date, you will be entitled to receive new options on that date as long as you are otherwise eligible to participate in the exchange program. Leave is considered “authorized” if it was approved in accordance with our policies.

Each new option will have substantially the same terms and conditions as the eligible options you surrendered except that:

•

The exchange program is generally not a one-for-one exchange and your new option will generally represent the right to purchase fewer shares of our common stock than the exchanged eligible option. The number of shares of our common stock underlying the new options will be rounded to the nearest whole number on a grant-by-grant basis (with fractional shares greater than or equal to 0.5 rounded up to the nearest whole share and fractional shares less than 0.5 rounded down to the nearest whole share). The number of shares of common stock underlying your new option will be determined using the following exchange ratios which have been designed to result in the fair value, for accounting purposes, of the new options being approximately equal to the fair value of the exchanged eligible options (based on valuation assumptions made prior to the commencement of the offer):

If the Exercise Price of an Eligible Option is:	The Exchange Ratio is (Eligible Options to New Options:
$1.31 to $2.99	1.00-to-1
$3.00 to $5.49	1.30-to-1
$5.50 to $7.99	1.60-to-1
$8.00 to $10.68	2.10-to-1

•	The exercise price per share for your new option will be equal to the closing price of our common stock as reported by NASDAQ on the grant date, which date will be the expiration date.

•

In general, subject to the eligible participant’s continuing employment, each new option will become vested and exercisable as follows: if and to the extent the corresponding exchanged eligible option was exercisable as of the grant date, a like portion of the new option will become exercisable on the first anniversary of the grant date; and if and to the extent the corresponding exchanged eligible option was not exercisable as of the grant date, a like portion of the new option will become exercisable one year from the date(s) as of which the eligible option would have become exercisable in accordance with its terms. As a result of this effective one year delay in vesting, if your employment ends before your new option vests, you may lose value to which you would have been entitled if you had not participated in the option exchange and if your employment ends before the first anniversary of the completion of the option exchange, you will lose all potential realizable value on any vested eligible options you exchanged.

•

All new options will be non-qualified stock options for federal income tax purposes, regardless of the tax status of the exchanged eligible options. See Section 13 (“Material United States Tax Consequences”) for more information about non-qualified stock options.

The election period to participate in the exchange program is scheduled to expire at 5:00 p.m., Eastern Time, on November 10, 2009, referred to as the expiration date, unless and until we, in our sole discretion, extend the election period or we are required to extend the election period because we materially change the terms of the exchange program or the information concerning the exchange program, increase or decrease the amount of consideration offered for the eligible option grants, increase or decrease the number of eligible options that may be tendered in the offer or waive a material condition to the exchange program. See Section 14 (“Extension of Election Period; Termination; Amendment”) for a description of our rights to extend, terminate and amend the exchange program.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THE OFFER TO EXCHANGE AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR ELIGIBLE OPTIONS.

NOTHING IN THE OFFER TO EXCHANGE SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF COMBINATORX. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY UNTIL THE GRANT DATE FOR THE NEW OPTIONS OR THEREAFTER.

IF YOU EXCHANGE AN ELIGIBLE OPTION FOR A NEW OPTION AND YOU CEASE PROVIDING SERVICES TO US BEFORE THE NEW OPTION FULLY VESTS, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTION.

Section 2.	Purpose of the Exchange Program.

We believe that an effective and competitive employee incentive program is imperative for the future growth and success of our business. We rely on our employees to implement our strategic initiatives and expand and develop our business. Competition for many of these employees, particularly in the biopharmaceutical industry, is intense and many companies use stock options as a means of attracting, motivating and retaining their best employees. Stock options constitute a key part of our incentive and retention programs because our board of directors believes that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares.

When the compensation committee of our board of directors approves the grant of a stock option, it establishes the exercise price that the employee must pay to purchase shares of our common stock when the option is exercised. The per share exercise price is set at the closing price of a share of our common stock as reported by NASDAQ on the date the option is granted. Thus, an employee receives value only if he or she exercises an option and sells the purchased shares at a price that exceeds the option’s exercise price. Our stock price has experienced a significant decline during the past year. As a result, many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, 69% of our outstanding stock options held by eligible participants had exercise prices greater than the closing price of our common stock as reported by NASDAQ on September 30, 2009 of $1.40. In addition, as of September 30, 2009, eligible participants held options to purchase 1,760,574 shares of our common stock with exercise prices ranging from $1.31 per share to $10.68 per share, while the closing price of our common stock on NASDAQ on that date was $1.40. These generally “out-of-the-money” options are no longer effective as performance and retention incentives. We believe that to enhance long-term stockholder value we need to maintain competitive employee incentive and retention programs. An equity stake in the success of our company is a critical component of these programs. We believe the exchange program will provide us with an opportunity to restore for eligible participants an incentive to remain with us and contribute to the future growth and success of our business. Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees view their existing options as having little or no value due to the difference between the exercise prices and the current market price of our common stock. As a result, for many employees, these options are ineffective at providing the incentives and retention value that our board of directors believes is necessary to motivate our employees to increase long-term stockholder value.

In addition to providing key incentives to our employees, the exchange program is also designed to benefit our stockholders by reducing our existing stock option overhang by eliminating some of the ineffective stock options that are currently outstanding and reducing the potential dilution to our capital structure from supplemental stock option exercises in the future.

Based on the number of outstanding stock options as of September 30, 2009 and assuming that all eligible options are exchanged in the exchange program, we estimate a reduction in our overhang of outstanding stock options of approximately 579,852 shares. The actual reduction in our overhang that could result from the exchange program could vary significantly and is dependent upon a number of factors, including the actual number of eligible options exchanged.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.

Section 3.	Procedures For Tendering Eligible Options.

If you are an eligible participant, you may tender your eligible options at any time before the expiration of the election period. The expiration of the election period is currently scheduled for 5:00 p.m., Eastern Time, on November 10, 2009. If we extend the election period beyond that time, you may tender your eligible options at any time until the extended expiration date. If you elect to tender an eligible option in exchange for a new option, you must exchange the entire eligible option grant. You cannot exchange a portion of an eligible option from a single grant.

You will be able to elect to exchange as few or as many of your eligible options on a grant-by-grant basis as you wish. If you tender one eligible option grant in the exchange program, you do not need to tender any other eligible option grants you may hold. If you attempt to exchange a portion but not all of an outstanding eligible option from a single grant, we will reject your tender of that particular grant. Such rejection will not affect any other eligible options that are properly tendered.

Proper Tender of Eligible Options. To validly tender your eligible options and participate in the exchange program you must remain an eligible participant on the grant date.

If you wish to tender any or all of your eligible options for exchange, you must properly complete, sign, date and deliver to us the election to participate attached as Appendix A hereto (an “election”) no later than 5:00 p.m., Eastern Time, on November 10, 2009, unless the offer is extended. We may, but are not obligated to send individual confirmations of receipt. Please keep copies of the documents you send.

Delivery of the election must be made by one of the following methods:

By Mail or Courier

CombinatoRx, Incorporated

245 First Street

Third Floor

Cambridge, Massachusetts 02142

Attention: Jason Cole

Phone: (617) 301-7000

By Facsimile

CombinatoRx, Incorporated

Attention: Jason Cole

Facsimile: (617) 301-7010

By Hand

Attention: Jason Cole

By E-mail (By PDF or similar imaged document file)

jcole@combinatorx.com

The election must be signed by the eligible participant who tendered the eligible option exactly as the eligible participant’s name appears on the stock option agreement relating to the eligible option. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the election. You can obtain additional copies of the election from Jason Cole by calling (617) 301-7000 or by sending an e-mail to jcole@combinatorx.com.

You do not need to return your stock option agreements relating to any tendered eligible options, as they will be automatically cancelled if we accept your eligible options for exchange.

Your eligible options will not be considered tendered until we receive the properly completed and signed election. We must receive your properly completed and signed election before 5:00 p.m., Eastern Time, on November 10, 2009. If you miss this deadline or submit an election that is not properly completed and signed as of the deadline, you will not be permitted to participate in the exchange program. We will accept delivery of the completed and signed election via hand, interoffice mail, facsimile, regular or overnight mail or e-mail (by PDF or similar imaged document file) to Jason Cole in the manner described above. The method of delivery is at your own option and risk. You are responsible for making sure that the election is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your election before 5:00 p.m., Eastern Time, on November 10, 2009.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine the number of shares subject to eligible options and all questions as to form of documents and the validity, form, eligibility, time of receipt and acceptance of any tender of eligible options. Neither CombinatoRx nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of eligible options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering eligible participant or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. We will strictly enforce the election period, subject only to any extension of the election period that we may grant in our sole discretion. Subject to Rule 13e-4 under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, we also reserve the right to waive any of the conditions to the exchange program or any defect or irregularity in any tender with respect to any particular eligible options or any particular eligible participant. However, we cannot waive the conditions that (i) the exchange program and amendments to our 2000 Plan and 2004 Plan are approved by our stockholders and (ii) the Neuromed merger is consummated.

Our Acceptance Constitutes an Agreement. Your tender of eligible options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the exchange program and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 (“Withdrawal Rights”) and our acceptance of your tendered eligible options in accordance with Section 5 (“Acceptance of Eligible Options for Exchange; Issuance of New Options”). Our acceptance for exchange of eligible options tendered by you pursuant to the exchange program will constitute a binding agreement between CombinatoRx and you upon the terms and subject to the conditions of the exchange program.

Subject to our rights to terminate and amend the offer in accordance with Section 6 (“Conditions to the Exchange Program”), we expect to accept and cancel on the expiration date all properly tendered eligible options that have not been validly withdrawn, and we also expect to grant the new options on the same day. You will be required to enter into a stock option agreement governing the terms of each new option issued to you, which we will distribute promptly following the expiration date. If the expiration date is extended, then the cancellation date and the new option grant date would be similarly extended.

Section 4.	Withdrawal Rights.

If you elect to participate in the exchange program as to some or all of your eligible options and later change your mind, you may change your election and withdraw some or all of your tendered eligible options by following the procedure described in this Section 4. Please note that just as you may not tender only part of an eligible option grant, you may also not withdraw your election with respect to only a portion of an eligible option grant. If you elect to withdraw a previously tendered eligible option, you must reject the offer with respect to the entire eligible option grant, but need not reject any other eligible option grants.

You may change your election and withdraw your tendered eligible options at any time before 5:00 p.m., Eastern Time, on November 10, 2009. If we extend the expiration period beyond that time, you may withdraw your tendered eligible options at any time until the extended expiration of the offer. We intend to accept properly tendered eligible options on the expiration date, which is scheduled to be November 10, 2009.

To change your election and withdraw tendered eligible options, you must submit a new election listing all of the eligible options you now wish to exchange in accordance with the instructions on page A-1 (you can obtain additional copies of the election from Jason Cole by calling (617) 301-7000 or by sending an e-mail to jcole@combinatorx.com). To change your election and withdraw tendered eligible options, you must complete, sign, date and deliver the new election by the same methods outlined in Section 3 above.

Your tendered eligible options will not be considered withdrawn until we receive your properly completed and signed new election. If you miss the deadline but remain an eligible participant of CombinatoRx, any previously tendered eligible options will be cancelled and exchanged pursuant to the exchange program. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election we receive before the expiration of the election period. The method of delivery is at your own option and risk. You are responsible for making sure that the new election is delivered to the person indicated in Section 3 above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your new election on time.

If you complete a new election, such new election must be signed by the eligible participant who tendered the eligible option exactly as the eligible participant’s name appears on the stock option agreement relating to the eligible option. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the new election. You may obtain additional copies of the election from Jason Cole by calling (617) 301-7000 or by sending an e-mail to jcole@combinatorx.com.

You may not rescind any withdrawal, and any eligible options you withdraw will thereafter be deemed not properly tendered for purposes of the exchange program, unless you properly re-tender those eligible options before the expiration date of the offer by following the procedures to submit an election as described in Section 3 above.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any election, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine all questions as to the form and validity, including time of receipt, of elections. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Section 5.	Acceptance of Eligible Options For Exchange; Issuance of New Options.

Upon the terms and subject to the conditions to the exchange program, we expect to accept for exchange all eligible options properly tendered and not validly withdrawn promptly following the expiration of the election period, which is currently scheduled to expire at 5:00 p.m., Eastern Time, on November 10, 2009. Once we have accepted eligible options tendered by you, the eligible options you tendered will be cancelled and you will no longer have any rights under the tendered eligible options. We expect to issue the new options on the expiration date. We will issue stock option agreements for the new options promptly after we issue the new options. If the election period is extended, then the new option grant date will be similarly extended.

Any options that have exercise prices less than the closing price of our common stock as reported on NASDAQ on the expiration date will not be eligible options. Since this price is determined on the expiration date, we will not know until then if certain outstanding stock options with exercise prices equal to or greater than $1.31 will qualify as eligible options pursuant to the exchange program. Therefore, pursuant to the terms of the offer, we may not accept certain stock options that you have tendered.

If you have tendered eligible options under the exchange program and your employment terminates for any reason, or if you receive or submit a notice of termination, before the election period expires, you will no longer be eligible to participate in the exchange program, and we will not accept your eligible options for cancellation. In that case, generally you may exercise your existing options for two years after your termination date to the extent they are vested and in accordance with their terms.

Section 6.	Conditions to the Exchange Program.

Notwithstanding any other provision of this offer to exchange, we will not be required to accept any eligible options tendered for exchange, and we may terminate or amend the exchange program, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

(a)	the proposals to conduct the exchange program and amend our 2000 Plan and 2004 Plan have not been approved by our stockholders at our annual meeting of stockholders scheduled for November 9, 2009;

(b)	the Neuromed merger has not been consummated;

(c)	there shall have been threatened or instituted any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the cancellation of some or all of the eligible options tendered for exchange, the issuance of new options or otherwise relates in any manner to the exchange program or that, in our reasonable judgment, could materially affect our business, condition (financial or other), assets, income, operations, prospects or stock ownership;

(d)	there shall have been threatened, instituted or taken, any action, or any approval, exemption or consent shall have been withheld, or any statute, rule, regulation, judgment, order or injunction shall have been proposed, sought, promulgated, enacted, entered, amended, interpreted, enforced or deemed to be applicable to the exchange program or us, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would directly or indirectly:

(i)	make it illegal for us to accept some or all of the tendered eligible options for exchange, or to issue some or all of the new options, or otherwise restrict or prohibit consummation of the exchange program or otherwise relate in any manner to the exchange program;

(ii)	delay or restrict our ability, or render us unable, to accept the tendered eligible options for exchange or to grant new options for some or all of the tendered eligible options; or

(iii)	impair the contemplated benefits of the exchange program to us;

(e)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or automated quotation system or in the over-the-counter market;

(f)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

(g)	the commencement or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange program;

(h)	a tender or exchange offer (other than the exchange program) with respect to some or all of our capital stock, or a merger or acquisition proposal for us (other than the Neuromed merger), shall have been proposed, announced or publicly disclosed or we shall have learned that (other than in connection with the Neuromed merger):

(i)	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act has acquired more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

(ii)	any such person, entity or group which had publicly disclosed such ownership prior to such date has acquired additional common stock constituting more than 1% of our outstanding shares, or

(iii)	any new group has been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible options;

(i)	any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the exchange program, other than as contemplated as of the commencement date of the exchange program;

(j)	a substantial decline or increase in our stock price or significant volatility in the market price of our stock resulting from any number of factors, including fluctuations in our operating results, announcements of technological innovations or new products, the announcement, commencement, developments in proprietary rights, or general market conditions;

(k)	any of the situations described above existed at the time of commencement of the exchange program and that situation, in our reasonable judgment, deteriorates materially after commencement of the exchange program; or

(l)	any other change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

The conditions to the exchange program are for our benefit. We may assert them prior to the expiration date regardless of the circumstances giving rise to them (other than circumstances caused by our action or inaction). In particular, if (i) our stockholders do not approve the exchange program and amendments to our 2000 Plan and 2004 Plan or (ii) the Neuromed merger is not consummated, we will terminate the exchange program and we will not be able to accept any of the eligible options that may have been tendered. The exchange program is not conditioned upon a minimum number of eligible options being tendered or a minimum number of eligible participants participating. We may waive the other conditions, in whole or in part, at any time and from time to time prior to the expiration date, whether or not we waive any other condition to the exchange program. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

Section 7.	Price Range of Our Common Stock.

The eligible options give eligible participants the right to acquire shares of our common stock. None of the eligible options are traded on any trading market. Our common stock is listed on NASDAQ under the symbol “CRXX.”

The following table sets forth on a per share basis the high and low sales prices for our common stock as reported by NASDAQ, as applicable, during the periods indicated.

Year Ended December 31, 2007	High	Low
First Quarter	$9.55	$6.69
Second Quarter	$7.30	$5.54
Third Quarter	$7.37	$5.77
Fourth Quarter	$6.91	$4.11

Year Ended December 31, 2008	High	Low
First Quarter	$5.55	$3.37
Second Quarter	$4.05	$3.11
Third Quarter	$6.99	$2.86
Fourth Quarter	$3.25	$0.44

Year Ended December 31, 2009	High	Low
First Quarter	$0.99	$0.25
Second Quarter	$1.34	$0.49
Third Quarter	$2.60	$0.70
Fourth Quarter (through October 12, 2009)	$1.63	$1.17

As of October 12, 2009, the number of stockholders of record of our common stock was 48 and the number of outstanding shares of our common stock was 35,063,881. Because brokers and other institutions on behalf of stockholders hold many of our shares, we are unable to estimate the total number of beneficial stockholders represented by these record holders. On October 12, 2009, the closing price for our common stock as reported by NASDAQ was $1.33 per share. We recommend that you obtain current market quotations for our common stock, among other factors, before deciding whether or not to tender your eligible options.

Section 8.	Source and Amount of Consideration; Terms of New Options.

Consideration. For eligible options that were issued under our 2000 Plan and 2004 Plan, subject to the terms of the exchange program, the new options issued in exchange for such eligible options will be issued under our 2004 Plan. Shares subject to exchanged eligible options will be cancelled and the net shares, which are the shares of our common stock underlying the exchanged eligible options in excess of the shares of our common stock underlying the new options, will be returned to the pool of shares available under our 2004 Plan. As of September 30, 2009, there were outstanding eligible options, held by 34 optionholders, to purchase an aggregate of 1,760,574 shares of our common stock with a weighted average exercise price of $5.86 per share.

Assuming all eligible options were tendered in the exchange program, new options to purchase a maximum number of approximately 1,180,772 shares of our common stock would be granted.

Terms of New Options. Each new option will have substantially the same terms and conditions as the exchanged eligible options, except that:

•

The exchange program is generally not a one-for-one exchange and your new option will generally represent the right to purchase fewer shares of our common stock than the exchanged eligible option. The number of shares of common stock underlying your new option will be determined using an exchange ratio which has been designed to result in the fair value, for accounting purposes, of the new options being approximately equal to the fair value of the exchanged eligible options (based on valuation assumptions made prior to the commencement of the offer). The exchange ratios are designed to make the grant of the new options approximately accounting expense neutral. The exchange ratios were established by grouping together eligible options with certain exercise prices and assigning an appropriate exchange ratio to each grouping, and is based on the fair value of the eligible options (calculated using the binomial options pricing model) within the relevant grouping. As a result, the exchange ratios do not necessarily increase as the exercise price of the eligible option increases. Setting the exchange ratios in this manner is intended to result in the issuance of new options that have a fair value (also calculated using the binomial options pricing model) approximately equal to or less than the fair value of the exchanged eligible options. This should minimize any additional compensation cost that we must recognize upon granting the new options, other than some incremental compensation expense that might result from fluctuations in the fair market value of our common stock prior to the grant date.

The table below lists the exchange ratios. The number of shares of our common stock underlying the new options will be rounded to the nearest whole number on a grant-by-grant basis (with fractional shares greater than or equal to 0.5 rounded up to the nearest whole share and fractional shares less than 0.5 rounded down to the nearest whole share).

If the Exercise Price of an Eligible Option is:	The Exchange Ratio is (Eligible Options to New Options:
$1.31 to $2.99	1.00-to-1
$3.00 to $5.49	1.30-to-1
$5.50 to $7.99	1.60-to-1
$8.00 to $10.68	2.10-to-1

For example, if an eligible participant exchanges an eligible option to purchase 1,000 shares of our common stock with an exercise price of $3.00 per share, that eligible participant would receive a new option to purchase 769 shares of our common stock (that is, 1,000 divided by 1.30).

•	The exercise price per share for your new option will be equal to the closing price of our common stock as reported by NASDAQ on the grant date.

•

In general, subject to the eligible participant’s continuing employment, each new option will become vested and exercisable as follows: if and to the extent the corresponding exchanged eligible option was exercisable as of the grant date, a like portion of the new option will become exercisable on the first anniversary of the grant date; and if and to the extent the corresponding exchanged eligible option was not exercisable as of the grant date, a like portion of the new option will become exercisable one year from the date(s) as of which the eligible option would have become exercisable in accordance with its terms.

•	All new options will be non-qualified stock options for federal income tax purposes, regardless of the tax status of the exchanged eligible options.

The terms and conditions of your eligible options are set forth in the option agreements and our 2000 Plan or our 2004 Plan, as the case may be.

NOTHING IN THIS OFFER TO EXCHANGE SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF COMBINATORX. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY UNTIL THE GRANT DATE FOR THE NEW OPTIONS OR THEREAFTER.

IF YOU EXCHANGE AN ELIGIBLE OPTION FOR A NEW OPTION AND YOU CEASE PROVIDING SERVICES TO US BEFORE THE NEW OPTION VESTS, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTION.

Section 9.	Information Concerning Us; Financial Information.

General. CombinatoRx was incorporated in Delaware in 2000. Our principal executive offices are located at 245 First Street, Third Floor, Cambridge, Massachusetts 02142, our website address is www.combinatorx.com and our telephone number is (617) 301-7000.

We are a biopharmaceutical company in the field of synergistic combination pharmaceuticals. Going beyond traditional combinations, we use our drug discovery technology to create product candidates with novel multi-target mechanisms of action striking at the biological complexities of human disease. We have been advancing a portfolio of four product candidates, SynaviveTM (CRx-102), CRx-401, CRx-191 and CRx-197, into or through clinical research and development, and we have a number of product candidates that have either completed Phase 2a clinical trials, such as CRx-170, or are in preclinical development, such as our B-cell malignancies program. This portfolio is internally generated from our proprietary combination high throughput screening, or cHTS™ technology, which provides a renewable and previously untapped source of novel drug candidates that are both synergistic and selective toward the diseases they are being developed to treat. Our portfolio of clinical product candidates targets multiple diseases including immuno-inflammatory diseases, metabolic disease, chronic pain and topical dermatoses. We also have a pipeline of preclinical product candidates in development for oncology, immuno-inflammatory diseases, neurodegenerative diseases, ophthalmic conditions and inherited diseases. Portions of this preclinical portfolio have been generated through collaboration agreements with pharmaceutical companies, foundations and government grants and may include product candidates to be discovered under our new collaboration with Novartis Institutes for BioMedical Research, Inc.

Neuromed Merger. On June 30, 2009, we entered into a definitive merger agreement pursuant to which we will merge with Neuromed in an all-stock transaction. Our current stockholders will retain approximately 50% of the “deemed outstanding shares of common stock of CombinatoRx immediately after the merger” (as such term is described in the Form S-4) and current Neuromed stockholders will own or control approximately 48.5% of the “deemed outstanding shares of common stock of CombinatoRx immediately after the merger.” Certain Neuromed directors, officers and other employees will own approximately 1.5% of the “deemed outstanding shares of common stock of CombinatoRx immediately after the merger” in the form of shares underlying restricted stock unit awards to be granted by us immediately after the merger, pursuant to the rights granted by Neuromed under a special equity incentive plan adopted by Neuromed’s board of directors. Relative ownership of CombinatoRx will then be adjusted based upon the outcome of the Food and Drug Administration’s, or the FDA’s, review of the New Drug Application for the product candidate, Exalgo™. This merger brings together the product assets and financial resources of both organizations, including potential Exalgo™ milestones and royalty revenue and Neuromed’s drug development expertise, with the CombinatoRx portfolio of product candidates and its unique drug discovery capabilities. The rights to Exalgo™, designed to be a once-daily, oral hydromorphone treatment seeking FDA approval for chronic to severe pain, were recently acquired by Mallinckrodt Inc., a subsidiary of Covidien plc, for $15 million in upfront payments, additional development funding of up to $16 million to cover internal and external costs associated with Exalgo™, an approval milestone of $30 million, which could potentially increase up to $40 million, and tiered royalties on Exalgo™ net sales after FDA approval, if any, ranging from a mid to high-single digit percentage of net sales. Neuromed has filed a New Drug Application for Exalgo™ with the FDA, which has a November 22, 2009 Prescription Drug User Fee Act review date.

Board of Directors. Our board of directors is currently made up of seven members. Immediately following the effective time of the merger, our board of directors is expected to be made up of ten members, five of whom will be nominees of Neuromed and five of whom will be nominees of CombinatoRx.

Voting Agreements. In conjunction with our entering into the definitive merger agreement with Neuromed, stockholders owning or controlling approximately one-third of our common stock entered into voting agreements to vote in favor of the proposals that will be voted on at our annual meeting and against any alternative acquisition proposal, agreement or transaction.

Financial Information. We have presented below our selected consolidated financial data. The following selected consolidated financial data should be read in conjunction with the “CombinatoRx Management Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in the Form S-4, which are incorporated herein by reference. The “CombinatoRx Management Discussion and Analysis of Financial Condition and Results of Operations” can be found beginning on page 197 of the Form S-4 and the consolidated financial statements and the notes thereto can be found therein beginning on page F-2. The selected consolidated statements of operations data for the fiscal years ended December 31, 2008 and December 31, 2007 and the selected consolidated balance sheet data as of December 31, 2008 and December 31, 2007 are derived from our audited consolidated financial statements that are included in the Form S-4. The selected consolidated statements of operations data for the six months ended June 30, 2009 and June 30, 2008 and the selected consolidated balance sheet data as of June 30, 2009 are derived from our unaudited consolidated financial statements included in the Form S-4. Our interim results are not necessarily indicative of results for the full fiscal year and our historical results are not necessarily indicative of the results to be expected in any future period.

	Summary Consolidated Balance Sheet Data (in thousands)
	Six months Ended June 30,		Years Ended December 31,
	2009	2008	2008	2007
Current assets	$28,793	$79,658	$50,179	$112,303
Non-current assets	12,624	19,300	16,318	19,940
Total assets	41,417	98,958	66,497	132,243
Current liabilities	13,746	17,950	34,592	15,894
Non-current liabilities	10,814	34,148	13,113	38,322
Total liabilities	24,560	52,098	47,705	54,216
Noncontrolling interest in discontinued operations	—	2,854	2,917	2,792
Total shareholders’ equity	16,857	44,006	15,875	75,235
Total liabilities and shareholders’ equity	41,417	98,958	66,497	132,243

	Summary Consolidated Statements of Operations Data
	(in thousands, except per share data )
	Six months Ended June 30,		Years Ended December 31,
	2009	2008	2008	2007
Net revenues	$5,951	$5,861	$12,304	$13,797
Gross profit	5,951	5,861	12,304	13,797
Loss from continuing operations	(15,625)	(32,168)	(60,576)	(50,245)
Net loss	(1,521)	(34,336)	(65,133)	(53,343)
Loss per share from continuing operations:
Basic	$(0.44)	$(0.93)	$(1.74)	$(1.68)
Diluted	$(0.44)	$(0.93)	$(1.74)	$(1.68)
Net loss per share:
Basic	$(0.04)	$(0.99)	$(1.87)	$(1.78)
Diluted	$(0.04)	$(0.99)	$(1.87)	$(1.78)
Weighted average shares outstanding
Basic	35,019,779	34,740,098	34,848,701	30,025,830
Diluted	35,019,779	34,740,098	34,848,701	30,025,830

Pro Forma Financial Information Pertaining to the Neuromed Merger. The Form S-4 contains an unaudited condensed combined pro forma balance sheet as of June 30, 2009 and unaudited condensed combined pro forma statements of operations for the six months ended June 30, 2009 and the fiscal year ended December 31, 2008 contemplating the consummation of the Neuromed merger. These unaudited condensed combined pro forma financial statements and the related notes can be found beginning on page 288 of the Form S-4 and are incorporated herein by reference. The Form S-4 also contains selected unaudited pro forma condensed combined financial data beginning on page 24 thereof, which is incorporated herein by reference. Before making a decision on whether or not to tender your eligible options, we highly recommend that you review the Form S-4, including the pro forma statements contained therein. Please note, however, that the unaudited pro forma condensed combined financial statements are presented for information purposes only. The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the transaction been completed at the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company after completion of the merger and does not purport to guarantee that the Neuromed merger will be consummated.

Book Value per Share. Our book value per share as of our most recent balance sheet date, June 30, 2009, was $0.48.

Additional Information. Except as otherwise disclosed herein or in our filings with the SEC (including disclosure related to the Neuromed merger), we have no present plans, proposals or negotiations that relate to or would result in:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving us;
•	a purchase, sale or transfer of a material amount of our assets;
•	a material change in our present dividend policy, indebtedness or capitalization;
•	any other material change in our corporate structure or business;
•	any change in our present board of directors or management;
•	our common stock being delisted from NASDAQ;

•	our common stock being terminated from registration pursuant to Section 12(g)(4) of the Exchange Act;
•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;
•	the acquisition by any person of any additional securities of us or the disposition of any of our securities; or
•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

We may change our plans and intentions at any time we deem appropriate.

For more information about us, please refer to the Form S-4, our Annual Report on Form 10-K, for the year ended December 31, 2008, as amended, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, and our other filings made with the SEC. For more information about the Neuromed merger, including the special equity incentive plan, the composition of the board of directors, and the voting agreements entered into in conjunction with the Neuromed merger, please refer to the Form S-4 and our Current Report on Form 8-K, filed with the SEC on July 1, 2009. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to tender your eligible options. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 10.	Interests of Executive Officers and Directors; Transactions and Arrangements Concerning Our Securities.

Members of our board of directors are not eligible to participate in the exchange program and therefore hold no eligible options. However, our executive officers are eligible to participate in the exchange program and hold the eligible options indicated in the chart below. As of September 30, 2009, as a group (10 people), our executive officers and members of our board of directors held options to purchase 1,645,706 shares of our common stock, with a weighted average exercise price of $4.98, which represented approximately 35% of the shares subject to all options outstanding under our equity incentive plans as of that date.

The following table sets forth the number of shares of our common stock underlying eligible stock options held by each of our executive officers and directors. The address of each of the persons set forth below is c/o CombinatoRx, Incorporated, 245 First Street, Third Floor, Cambridge, Massachusetts 02142.

Name	Title	Percent of Total Outstanding Eligible Stock Options	Number of Shares of Common Stock Underlying Eligible Stock Options	Number of New Options for which Eligible Stock Options will be Exchanged(1)
Robert Forrester	Interim Chief Executive Officer and President	32%	560,714	390,460

Jason Cole	Senior Vice President, General Counsel and Secretary	19%	333,750	205,477

Justin Renz	Senior Vice President and Chief Financial Officer	8%	140,000	94,666

Sally Crawford	Director	N/A	None(2)	N/A

Name	Title	Percent of Total Outstanding Eligible Stock Options	Number of Shares of Common Stock Underlying Eligible Stock Options	Number of New Options for which Eligible Stock Options will be Exchanged(1)

Barbara Deptula	Director	N/A	None(2)	N/A

Patrick Fortune	Director	N/A	None(2)	N/A

Frank Haydu	Director	N/A	None(2)	N/A

Michael Kauffman	Director	N/A	None(2)	N/A

W. James O’Shea	Director	N/A	None(2)	N/A

Richard Pops	Director	N/A	None(2)	N/A

(1)	Assumes that the eligible participants exchange all of their eligible options.

(2)	Members of our board of directors are not eligible to participate in the exchange program and therefore hold no eligible options.

Assuming the exercise price of the new options is $1.30 and the eligible participants fully participate in the exchange program, the eligible participants as a group would hold stock options to purchase an aggregate of 1,180,722 shares of our common stock with a weighted average exercise price of $1.30 per share upon the scheduled expiration date of the offer, which represented approximately 67% of the shares subject to all eligible options on that date.

Neither we, nor any of our executive officers or directors, nor any affiliates of ours, were engaged in transactions involving stock options during the 60 days before the commencement of the exchange program.

Except as otherwise described in this offer to exchange or in our filings with the SEC, including the Form S-4, our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as amended, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009 and June 30, 2009, and our Current Report on Form 8-K filed July 1, 2009, describing the Neuromed merger and certain voting agreements in connection with the Neuromed merger, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor any of our executive officers or directors, is a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Section 11.	Status of Eligible Options Acquired by Us in the Exchange Program; Accounting Consequences of the Exchange Program.

Eligible options that we accept for exchange and acquire pursuant to the exchange program will be cancelled as of the expiration date and the shares of common stock underlying such grants will be allocated to the new options to be issued in exchange for such eligible options and the net shares, which are the shares of our common stock underlying the exchanged eligible options in excess of the shares of our common stock underlying the new stock options granted, will be returned to the pool of shares available under our 2004 Plan.

We have adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), or FAS 123(R), regarding accounting for share-based payments. Under FAS 123(R), we will recognize the unamortized compensation cost of the surrendered options as well as any incremental compensation cost of the new options granted in the exchange program. The incremental compensation cost will be measured as the excess, if any, of the fair value of each new option granted to employees for the exchanged eligible options, measured as of the date the new options are granted, over the fair value of the eligible options exchanged for the new options, measured immediately prior to the cancellation. This incremental compensation cost will be recognized ratably over the vesting period of the new options. In the event that any of the new options are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited new options will not be recognized; however, we would recognize any unamortized compensation expense from the exchanged eligible options which would have been recognized under the original vesting schedule.

Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration date, we cannot predict the exact amount of the charge that would result from the exchange program.

Section 12.	Legal Matters; Regulatory Approvals.

Exchange Offer. We are not aware of any material pending or threatened legal actions or proceedings relating to the exchange program. We are not aware of any margin requirements or anti-trust laws applicable to the exchange program. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible options and issuance of new options as contemplated by the exchange program, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our new options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the exchange program to accept tendered eligible options for exchange and to issue new options for tendered eligible options would be subject to obtaining any such governmental approval.

Litigation Related to the Neuromed Merger and Related Settlement. On October 2, 2009, a lawsuit was filed in the Superior Court for Suffolk County, Massachusetts against us, each member of our board of directors and Neuromed. The action is brought by one of our purported stockholders, Philip Lorenzi, on his own behalf, and seeks also to certify, and bring the action on behalf of, a class of our stockholders. The complaint alleges the members of the board breached fiduciary duties owed to our stockholders through, among other things, the use of unfair process in connection with, and the failure to disclose material information related to, the proposed Neuromed merger, and that we and Neuromed aided and abetted the purported breaches of fiduciary duties. The complaint seeks, among other relief: an injunction against the Neuromed merger or, if the Neuromed merger is consummated, rescissory damages or rescission thereof; an order requiring disclosure of all material information necessary for stockholders to make an informed vote on the proposed Neuromed merger; and an accounting for damages caused by defendants as well as an award of all costs and disbursements of the action, including reasonable attorneys’ fees and expenses.

While we and the other defendants believe the allegations in the complaint are entirely without merit and have valid defenses to all claims, in an effort to minimize the cost and expense of any litigation, on October 8, 2009, we and the other defendants entered into a memorandum of understanding, or MOU, with the plaintiffs to settle this lawsuit. Subject to court approval and further definitive documentation, the MOU resolves the allegations by the plaintiffs against us and the other defendants and provides a release and settlement by the purported class of our stockholders of all claims against us and the other defendants and their affiliates and agents in connection with the Neuromed merger. In exchange for this release and settlement, pursuant to the terms of the MOU, the parties agreed, after arm’s length discussions between and among the parties, that we would provide additional supplemental disclosures in the joint proxy statement/prospectus which is part of our Form S-4. See “The Merger—Background of the Merger” and “The Merger—Opinion of CombinatoRx’s Financial Advisor—Summary of Analyses” of the Form S-4 for this additional disclosure. We believe the supplemental disclosures are not required to be disclosed under federal or state securities laws and are not material as a matter of law or in the context of the matters being considered at our annual meeting and the Neuromed special meeting or the offer of our securities to the Neuromed stockholders in the Neuromed merger under Form S-4. We and the other defendants have also agreed not to oppose any fee application by plaintiffs’ counsel that does not exceed $225,000. The settlement, including the payment by us or any successor of any attorneys’ fees, is also contingent upon, among other things, the merger becoming effective under Delaware law.

Section 13.	Material United States Tax Consequences.

The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the exchange program. We believe the exchange of eligible options for new options pursuant to the exchange program should be treated as a non-taxable exchange, and no income should be recognized for U.S. federal income tax purposes by us or the eligible participants upon the issuance of the new options. However, the

Internal Revenue Service is not precluded from adopting a contrary position and the laws and regulations themselves are subject to change.

Upon exercise of the new options, the eligible participant will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Such income is considered compensation subject to employment taxes. Upon disposition of the shares, the eligible participant will recognize capital gain or loss (which will be long- or short-term depending upon whether the stock were held for more than one year from the date of exercise) equal to the difference between the selling price and the sum of the amount paid for the stock plus any amount recognized as ordinary income upon acquisition of the stock.

Our grant of a stock option will have no tax consequences to us. However, subject to Section 162(m) of the Internal Revenue Code and certain reporting requirements, we generally will be entitled to a business expense deduction upon the exercise of a stock option in an amount equal to the amount of ordinary compensation income attributable to an eligible participant upon exercise. We have also attempted to comply with Section 409A of the Internal Revenue Code by exchanging new options that are granted at or above fair market value.

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a stock option by an eligible participant who has been employed by us. We will require any such eligible participant to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

WE ADVISE ALL ELIGIBLE PARTICIPANTS WHO MAY CONSIDER EXCHANGING THEIR ELIGIBLE OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE PROGRAM.

Section 14.	Extension of the Election Period; Termination; Amendment.

We may, from time to time prior to the expiration date, extend the election period and delay accepting any eligible options tendered to us by disseminating notice of the extension of the election period to eligible participants by public announcement, oral or written notice or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the election period is extended, we will provide appropriate notice of the extension and the new expiration date no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled expiration date. A “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date, to terminate or amend the exchange program upon the occurrence of any of the conditions specified in Section 6 (“Conditions to the Exchange Program”), by disseminating notice of the termination to eligible participants by public announcement, oral or written notice or otherwise as permitted by applicable law. In particular, if our stockholders do not approve the proposals regarding the exchange program and amendments to our 2000 Plan and 2004 Plan, or if the Neuromed merger is not consummated, we will terminate the exchange program and we will not be able to accept any of the eligible options that may have been tendered.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 (“Conditions to the Exchange Program”), has occurred or is deemed by us to have occurred, to amend the exchange program in any respect prior to the expiration date. Any notice of such amendment required pursuant to the exchange program or applicable law will be disseminated promptly to eligible participants in a manner reasonably designed to inform eligible participants of such change and filed with the SEC as an amendment to the Schedule TO.

If we materially change the terms of the exchange program or the information concerning the exchange program, or if we waive a material condition of the exchange program, we will extend the election period to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning an offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and keep the election period open for at least ten business days after the date of such notification:

(a)	we increase or decrease the amount of consideration offered for the eligible options; or

(b)	we increase or decrease the number of eligible options that may be tendered in the exchange program.

Section 15.	Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of eligible options pursuant to the exchange program. You will be responsible for any expenses incurred by you in connection with your election to participate in the exchange program, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with the exchange program.

Section 16.	Additional Information.

With respect to the exchange program, we have filed with the SEC a Tender Offer Statement on Schedule TO, as may be amended, of which the offer to exchange is a part. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. Before making a decision on whether or not to tender your eligible options, we highly recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC:

(a) our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on March 16, 2009, as amended by that Amendment No. 1 filed with the SEC on April 30, 2009;

(b) our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009 and June 30, 2009, as filed with the SEC on May 11, 2009 and August 10, 2009, respectively;

(c) our Current Reports on Form 8-K, as filed with the SEC on May 4, 2009; May 6, 2009; May 19, 2009; May 20, 2009; May 27, 2009; June 2, 2009; June 3, 2009; June 10, 2009; June 12, 2009; July 1, 2009; July 23, 2009; August 4, 2009; August 13, 2009; September 23, 2009 and October 5, 2009;

(c) the Registration Statement on Form S-4 (File No. 333-161146), which includes the definitive proxy statement for our 2009 annual meeting of stockholders, filed with the SEC on August 7, 2009, as amended by that Amendment No. 1 filed with the SEC on September 16, 2009 and that Amendment No. 2 filed with the SEC on October 9, 2009; and

(d) the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on February 18, 2005, including any amendments or reports filed for the purpose of updating such description.

These filings may be examined, and copies may be obtained, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov. We also make available on or through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC. Our website address is

http://www.combinatorx.com. The information provided on, or that can be accessed through, our website should not be considered part of the exchange program.

We will also provide without charge to each person to whom we deliver a copy of the offer to exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed, between the hours of 8:00 a.m. and 5:00 p.m., Eastern Time, to:

CombinatoRx, Incorporated

Attention: Jason Cole

245 First Street

Third Floor

Cambridge, Massachusetts 02142

Telephone: (617) 301-7000

E-mail: jcole@combinatorx.com

The information about us contained in the offer to exchange should be read together with the information contained in the documents to which we have referred you.

Section 17.	Miscellaneous.

We are not aware of any jurisdiction where the exchange program is not in compliance with applicable law. If we become aware of any jurisdiction where the exchange program is not in compliance with applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the exchange program will not be made available to, nor will tenders be accepted from or on behalf of, eligible participants residing in such jurisdiction.

The offer to exchange and our SEC reports referred to above include forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in the Form S-4, our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as amended, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009 that could cause actual results to differ materially from those expressed in the forward-looking statement. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN THE FORM S-4, OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008, AS AMENDED, AND OUR QUARTERLY REPORTS ON FORM 10-Q FOR THE QUARTERS ENDED MARCH 31, 2009 AND JUNE 30, 2009 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE PROGRAM.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE EXCHANGE PROGRAM. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE PROGRAM OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

CombinatoRx, Incorporated

October 13, 2009

APPENDIX A

INSTRUCTION SHEET TO ELECTION TO PARTICIPATE

Instructions if you wish to participate in the exchange program by tendering your eligible options for exchange:

1. Complete this election to participate (the “election”) and sign THE SIGNATURE PAGE (page A-4) of the election and deliver pages A-2 through A-4 by one of the following methods:

By Mail or Courier

CombinatoRx, Incorporated

245 First Street

Third Floor

Cambridge, Massachusetts 02142

Attention: Jason Cole

Phone: (617) 301-7000

By Facsimile

CombinatoRx, Incorporated

Attention: Jason Cole

Facsimile: (617) 301-7010

By Hand

Attention: Jason Cole

By E-mail (By PDF or similar imaged document file)

jcole@combinatorx.com

We may, but are not obligated to send individual confirmations of receipt. Please keep copies of the documents you send. Your stock options will not be considered tendered until we receive the properly completed, dated and signed election before 5:00 p.m., Eastern Time, on November 10, 2009, unless the election period is extended by CombinatoRx, in which case this election must be received by the extended expiration date. If you miss this deadline, or submit an election not properly completed and signed as of the deadline, you will not be permitted to participate in the exchange program. You are responsible for making sure that your election is timely delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your election on time.

2. Include in the spaces provided on page A-2 the relevant information regarding your outstanding stock options that have exercise prices equal to or greater than $1.31. If you would like to tender one or more of your stock options for exchange in the exchange program, please circle the “Yes” box under “Exchange Grant?” column for each such stock option. If you do not want to tender one or more of your stock options for exchange, circle the “No” box under the “Exchange Grant?” column for each such stock option. If you do not clearly circle the “Yes” box with respect to a stock option, your election with respect to such stock option will default to “No” and such stock option will not be properly tendered for exchange. You may not tender only a portion of a stock option for exchange

You must follow the foregoing instructions if you are changing your election in accordance with Section 4 of the Offer to Exchange (see Section 4 “Withdrawal Rights”).

COMBINATORX, INCORPORATED

ELECTION TO PARTICIPATE

PURSUANT TO OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK

OPTIONS FOR NEW STOCK OPTIONS

(THE “OFFER TO EXCHANGE”)

DATED OCTOBER 13, 2009

THIS OFFER EXPIRES AT 5:00 P.M., EASTERN TIME, ON NOVEMBER 10, 2009,

UNLESS THE OFFER IS EXTENDED

Note: This election to participate is a part of, and must be read in conjunction with, the offer to exchange dated October 13, 2009, including Appendix A thereto.

Print Name: _____________________________________________

I hereby agree to tender my eligible option(s) as indicated below to CombinatoRx.

Original Grant Date	Option Number	Exercise Price Per Share	Number of Shares of Common Stock Underlying Option

AGREEMENT TO TERMS OF EXCHANGE PROGRAM

For each stock option that I elect to exchange in the exchange program, I understand and agree that:

•

If the exercise price of any stock option that I elect to exchange in the exchange program is less than the greater of (1) $1.31 or (2) the closing price of CombinatoRx common stock on the NASDAQ Global Market (“NASDAQ”) for the business day on which the election period closes, then any such stock option will not be deemed to be an eligible option and therefore will not be accepted by CombinatoRx for exchange;

•	Upon acceptance by CombinatoRx, this election will constitute a binding agreement between CombinatoRx and me;

•	If I validly tender a stock option for exchange, and such stock option is accepted and cancelled, I will receive a new option exercisable for fewer shares of CombinatoRx’s common stock than the tendered stock option based upon the exchange ratios outlined in Section 8 of the offer to exchange;

•	The exercise price of the new options will be equal to the closing price of CombinatoRx’s common stock as reported by NASDAQ on the date the new options are granted;

•

In general, subject to my continuing employment with CombinatoRx, each new option will become vested and exercisable as follows: if and to the extent the corresponding exchanged stock option was exercisable as of the grant date of the new option, a like portion of the new option will become exercisable on the first anniversary of the grant date; and if and to the extent the corresponding exchanged stock option was not exercisable as of the grant date of the new option, a like portion of the new option will become exercisable one year from the date(s) as of which the exchanged stock option would have become exercisable in accordance with its terms;

•

As a result of the effective one year delay in vesting, if my employment ends before my new option vests, I may lose value to which I would have been entitled if I had not participated in the option exchange and if my employment ends before the first anniversary of the completion of the option exchange, I will lose all potential realizable value on any vested eligible options I exchanged.

•	All new options will be non-qualified stock options for federal income tax purposes, regardless of the tax status of the exchanged stock options;

•	The new options will be granted under and subject to the provisions of CombinatoRx’s Amended and Restated 2004 Incentive Plan, as amended from time to time (the “2004 Plan”);

•	CombinatoRx has advised me to consult with my own financial and tax advisors as to the consequences of participating or not participating in the exchange program;

•

To remain eligible to tender stock options for exchange and cancellation pursuant to the exchange program, I must remain an eligible participant, including being employed by CombinatoRx in the United States on the date the new options are granted, and if I die or cease being employed by CombinatoRx in the United States prior to the date the new options are granted, CombinatoRx will not accept my tendered stock options for cancellation;

•	I understand that neither the ability to participate in the exchange program nor actual participation in the exchange program will be construed as a right to continued employment with CombinatoRx;

•

In accordance with Sections 6 and 14 of the offer to exchange, CombinatoRx may terminate, modify or amend the exchange program and postpone its acceptance and cancellation of any stock option that I have tendered for exchange. In any such event, I understand that stock options tendered for exchange but not accepted will remain in effect with their current terms and conditions. In particular, I understand that (i) if CombinatoRx’s stockholders do not approve at the Annual Meeting of Stockholders scheduled for November 10, 2009, the proposals regarding the exchange program and the amendments to the 2000 Plan and 2004 Plan, or (ii) if the proposed merger with Neuromed Pharmaceuticals Inc. is not consummated, CombinatoRx will terminate the exchange program and will not be able to accept any of the stock options that may have been tendered;

•

This election is entirely voluntary, and I am aware that I may change or withdraw my decision to tender my stock options at any time until the election period expires as described above and in the offer to exchange. I understand that this decision to tender my stock options will be irrevocable at 5:00 p.m., Eastern Time, on November 10, 2009, unless the election period is extended;

•

I sell, assign and transfer to CombinatoRx all right, title and interest in and to all of the eligible options that I am tendering, and I agree that I shall have no further right or entitlement to purchase any shares of CombinatoRx’s common stock under the tendered eligible options on the date CombinatoRx accepts such stock options for exchange and cancellation. All of my obligations under this election will be binding upon my heirs, personal representatives, successors and assigns; and

•	I agree to all of the terms and conditions of the exchange program.

For each stock option that I elect not to exchange in the exchange program, I understand and agree that I will keep such stock option, that I will not receive any new options in exchange for such stock option in the exchange program and that no changes will be made to the terms of such stock option.

****

Please sign and date this election exactly as your name appears on the stock option agreement relating to the stock options. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on this election.

Signature: _________________________________________

Date: _____________________________________________

A-4